Exhibit 5.1

[Letterhead of Pepper Hamilton LLP]

June 11, 2014

Gaming and Leisure Properties, Inc.

825 Berkshire Blvd.

Wyomissing, PA 19610

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to GLP Capital, L.P., a Pennsylvania limited partnership (“GLP Capital”), GLP Financing II, Inc., a Delaware corporation (“GLP Financing,” and together with GLP Capital, the “Issuers”) and Gaming and Leisure Properties, Inc., a Pennsylvania corporation (the “Guarantor”), in connection with the preparation by the Issuers and the Guarantor of a Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement registers (i) up to $550,000,000 aggregate outstanding principal amount of 4.375% Senior Notes due 2018 (including the guarantee with respect thereto, the “new 2018 notes”), (ii) $1,000,000,000 aggregate outstanding principal amount of 4.875% Senior Notes due 2020 (including the guarantee with respect thereto, the “new 2020 notes”) and (iii) $500,000,000 aggregate outstanding principal amount of 5.375% Senior Notes due 2023 (including the guarantee with respect thereto, the “new 2023 notes,” and together with the new 2018 notes and the new 2020 notes, the “New Notes”).  The New Notes are to be issued under the Indenture (the “Indenture”) dated as of October 30, 2013 among the Issuers, the Guarantor and Wells Fargo Bank National Association as trustee, and the New Notes are to be issued pursuant to an exchange offer (the “Exchange Offer”) described in the Registration Statement for a corresponding like aggregate principal amount of outstanding 4.375% Senior Notes due 2018 (including the guarantee with respect thereto, the “old 2018 notes”), 4.875% Senior Notes due 2020 (including the guarantee with respect thereto, the “old 2020 notes”) and 5.375% Senior Notes due 2023 (including the guarantee with respect thereto, the “old 2023 notes,” and together with the old 2018 notes and the old 2020 notes, the “Old Notes”) previously issued under the Indenture.

You have requested that we render the opinion set forth in this letter, and we are furnishing this opinion pursuant to the requirements of Item 601(b)(5) of Regulation S-K promulgated by the Commission under the Securities Act.

We have examined (1) the Registration Statement, (2) the exhibits to the Registration Statement, (3)(a) GLP Financing’s certificate of incorporation and bylaws, as certified as in effect on the date hereof (b) GLP Capital’s certificate of limited partnership and limited partnership agreement, as certified as in effect on the date hereof, and (c) the Guarantor’s articles of incorporation and bylaws, as certified as in effect on the date hereof, (4) certain resolutions of the Board of Directors of GLP Financing and the Guarantor, (5) the Indenture, (6) specimen for the New Notes and (7) such other documents, corporate records, and instruments, and have examined the laws and regulations as we have deemed necessary for purposes of rendering the opinions set forth herein.  In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents and that the New Notes will be issued against payment of valid consideration under applicable law.  As to any facts material to the opinions expressed herein, which were not independently established or verified, we have relied upon statements, representations and certifications of officers and other representatives of the Issuers and the Guarantor and others.

In issuing this opinion, we have also assumed (i) the due authorization, execution, issuance and delivery of the Indenture by the parties thereto other than the Issuers and Guarantor, (ii) that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and will be in compliance, generally and with respect to acting as a trustee, under the Indenture and all applicable laws and regulations, (iii) the due authentication of the New Notes by the Trustee, (iv) the due authorization, execution and delivery of the Old Notes and that the Old Notes are valid and binding obligations of the Issuers and Guarantor, and (v) that the Indenture is a valid and binding obligation of all parties thereto other than the Issuers and Guarantor, enforceable against them in accordance with its terms.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that when the Registration Statement becomes effective under the Act and the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and the New Notes have been duly executed by the Issuers and the Guarantor in accordance with the terms of the Indenture and issued against receipt of the Old Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, the New Notes will be valid and binding obligations of the Issuers and the Guarantor, enforceable against them in accordance with their terms.

In addition to the other qualifications, exceptions and limitations set forth in this letter, our opinion expressed above is also subject to the effect of: (a) bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers), and (b) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

We express no opinion herein as to the law of any state or jurisdiction other than the laws of the Commonwealth of Pennsylvania, the State of Delaware and the State of New York.  We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the Commonwealth of Pennsylvania, the State of Delaware and the State of New York.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of this firm’s name under the caption “Legal Matters” in the Registration Statement, the related prospectus and any prospectus supplement included in the Registration Statement.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Pepper Hamilton LLP

Pepper Hamilton LLP